EXHIBIT 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of
Travelers Series Fund Inc.:

We consent to the incorporation by reference, in this Registration Statement on Form N-14, of our reports dated December 17, 2004, on the statements of assets and liabilities, including the schedules of investments, of Strategic Equity Portfolio, AIM Capital Appreciation Portfolio, Van Kampen Enterprise Portfolio, MFS Total Return Portfolio, Salomon Brothers Strategic Total Return Bond Portfolio, Travelers Managed Income Portfolio, and Pioneer Strategic Income Portfolio ("Funds") as of October 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Information Relating to the Proposed Reorganizations - Independent Registered Public Accounting Firm" and "Additional Information about the Trust" in the Combined Prospectus/Proxy Statement included in this Registration Statement on Form N-14.

                                                       KPMG LLP

New York, New York
April 21, 2005